Exhibit 99.1

                               Howell Corporation

Press Release
For Immediate Release                        Contact:      John E. Brewster, Jr.
                                                           Vice President
                                                           (713) 658-4084


                    HOWELL INCREASES NET DAILY OIL PRODUCTION
                     BY 10% THROUGH PRODUCING PROPERTY TRADE

            - ALSO ACQUIRES ADDITIONAL ACREAGE IN WYOMING CORE AREA -

HOUSTON,  TEXAS,  February  28, 2001 - HOWELL  CORPORATION  (HWL:  NYSE;  HWLLP:
NASDAQ) today announced it has traded producing oil and gas properties in a tax-free, like-kind exchange. Howell assigned all of its operated working interest in Main Pass Blocks 64 and 65 in exchange for a 26% non-operated working interest in the Salt Creek Field Light Oil Unit located in Natrona
County, Wyoming. Howell also paid $8 million as part of the transaction. The effective date of the exchange is January 1, 2001.

Howell is currently the operator of the Salt Creek Field, which is located in the Powder River Basin of Wyoming. Howell acquired its original interest in Salt Creek in late 1997, and it is currently Howell's largest producing field. Howell now owns a 98% working interest in the Salt Creek Field Light Oil Unit, the largest producing unit in the field. The Company increased its current net production in the field by approximately 1,250 barrels of oil per day and by 320 Mcf of gas per day as a result of this trade.

Main Pass was the Company's only offshore-operated property. Our continued ownership was inconsistent with the Company's current focus of acquiring and exploiting onshore fields with long-lived reserves. This trade concluded Howell's operations in the offshore area of the Gulf of Mexico. Howell's net interest in Main Pass Blocks 64 and 65 was recently producing approximately 500 barrels of oil per day and 250 Mcf of gas per day.

In addition, Howell entered into two separate transactions involving undeveloped acreage in Wyoming. In the first, Howell received 22,000 net acres in the Big Horn Basin of Wyoming and a cash payment of $160,000 in exchange for acreage in the Wind River Basin of Wyoming. The second transaction involved Howell purchasing approximately 50,000 acres in the Big Horn Basin of Wyoming. The acreage in this transaction is subject to a 10 day right of first refusal by a third party.

Howell's President and CEO, Richard K. Hebert, commented, "These transactions strengthen our core operating area in Wyoming and position us for continued growth. In addition, the trade enables us to efficiently exit the offshore area of the Gulf of Mexico while increasing the Company's incremental net daily oil production by approximately 750 barrels per day. The increased volumes are in our Salt Creek Field where we have been successful over the last three years in eliminating the historic decline rate with minimal capital investment. We are also pleased with the opportunity to increase our net acreage position by over 70,000 acres in Howell's area of operations. This would more than double the Company's undeveloped acreage position."

Howell Corporation, based in Houston, Texas, is an independent energy company engaged in the acquisition, exploitation, and exploration of producing oil and gas properties.

This press release  includes  forward-looking  statements  within the meaning of
Section 27 A of the Securities Exchange Act of 1934. Although Howell believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, uninsured risks, environmental risks, drilling and operating risks, risks related to exploration and development, the availability of capital resources, uncertainties about the estimates of reserves, competition, government regulation, and the ability of the company to meet its stated business goals.

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